Exhibit 99.1

STATUS REPORT
APRIL / MAY 2012

The statements which are not historical facts contained in this monthly status report are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development and acquisition of new product lines and services, government approval processes, the impact of competitive products or pricing technological changes, the effect of economic conditions and other uncertainties, and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K; its quarterly reports on Forms 10-Q; and any reports on Form 8-K. Medical International Technology Inc. takes no obligation to update or correct forward-looking statements.

The following is a summary of the recent operational and strategic activities at MIT Canada and MIT China.

MARKETING & SALES:
MIT’s focus is to seek new distributors worldwide for our existing products (Human and Animal), to increase our sales.

➢
During the first quarter of 2012, we were working with a new distributor for South Korea targeting the Mesotherapy market. The letter of intent was signed and we received, in February 2012, 10% payment for the first year’s minimum sales of $1.2 million dollars. We also received his first order of 80 units to be delivered in May 2012. Our Distributor is in the final stage for receiving the KFDA certification, the Certification is expected in May 2012.

➢
Our Distributor for the Province of Quebec and the Maritimes has not complied with the letter of intent. He had a long delay in obtaining his injectable solutions, and in turn he did not purchase the minimum quantities as per the letter of intent. MIT decided to give him 3 months to reach the minimum purchase as per the agreement. If the minimum quantities are not purchased in the 3 months, we will search for other potential distributors in the same field.

➢
Our Distributor specialising in Animal application who will be selling all of our Agro-Jet products in Netherlands, Germany and Belgium, paid his second payment as per the agreement and has purchased 1 more unit from our Agro-Jet line of products for his trials in the sows’ vaccination. He recently presented and promoted MIT line of products at one of the major exhibition for animal application in Holland. He has also promoted our newly designed front trigger, bench type and stand alone product for baby piglets. He is now waiting for his first delivery to schedule all interested customers. MIT expects to deliver that first unit end of May 2012.

➢
All the documents required for the Mexican Certified body “COFEPRIS” were completed and submitted to the Mexican Certified body “COFEPRIS” by our Mexican distributor. The COFEPRIS Certificate was issued and received on April 25 2012.

➢	Following the reception of the Mexican COFEPRIS Certification our Distributor sent us an order for 15 units for his upcoming exhibition in Mexico City at the end of May 2012.

➢	Other marketing negotiations are in progress in Thailand and Singapore with possible distributors in the Human Mesotherapy market.

MIT CHINA

We visited MIT China from March 18 to 29; our Joint Venture Is taking the right decisions following our previous visit and meetings. We have rented a 1,000 square feet space in Shanghai to be our sales and Marketing office, and we hired a marketing and sales Director and 4 new sales persons. With this new appointed team we expect to increase our sales in Hospitals and vaccination centers in Shanghai and in Jiangsu Province.

➢	We experienced a delay in the construction of our 40,000 sq. ft. building and it is now expected to be completed before the end of 2012.

➢
We visited a mould machine supplier and we expect a formal quotation in 4 to 8 weeks, thereafter we will plan our purchases for all other equipment and tools necessary for the assembly and production of some of our Agro-Jet and Med-Jet products for the Chinese market.

OPERATION ACTIVITIES

➢
We are working hard in re-organizing our production, quality control and assembly line, we are also making sure that our suppliers and sub-contractors are aware of our short and long term needs, in anticipation of the increase in sales, being well-prepared to supply our customers with quality products and on time delivery, are MIT first priority.

Thank you all for your continued support to MIT CANADA
Karim Menassa
President